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                                                                    EXHIBIT 12.0

                       AGCO CORPORATION AND SUBSIDIARIES

    STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                        (IN MILLIONS, EXCEPT RATIO DATA)

                                                                  Year Ended December 31,
                                                      ----------------------------------------------
                                                      2000       1999       1998      1997     1996
                                                      -----     ------     ------    ------   ------
Fixed Charges Computation:
  Interest expense..................................  $56.6     $ 69.1     $ 79.7    $ 69.1   $ 45.2
  Interest component of rent expense(a).............    5.8        4.8        5.3       5.6      5.4
  Proportionate share of fixed charges of 50%-owned
     affiliates.....................................    1.4        2.5        2.8       1.8      2.0
  Amortization of debt cost.........................    3.7        2.3        1.7       1.6      1.4
                                                      -----     ------     ------    ------   ------
          Total fixed charges.......................  $67.5     $ 78.7     $ 89.5    $ 78.1   $ 54.0
                                                      =====     ======     ======    ======   ======
Earnings Computation:
  Pretax earnings...................................  $(4.2)    $(19.2)    $ 84.8    $245.7   $171.6
  Fixed charges.....................................   67.5       78.7       89.5      78.1     54.0
                                                      -----     ------     ------    ------   ------
          Total earnings as adjusted................  $63.3     $ 59.5     $174.3    $323.8   $225.6
                                                      =====     ======     ======    ======   ======
          Ratio of earnings to combined fixed
            charges.................................     --(b)      --(b)   1.9:1     4.2:1    4.2:1
                                                      =====     ======     ======    ======   ======


(a) The interest factor was calculated to be one-third of rental expenses and is considered to be a representative interest factor.
(b) The dollar amount of the deficiency, based on a one-to-one coverage ratio, is $19.2 million for 1999 and $4.2 million for 2000.